Exhibit 5.1
January 19, 2010
Board of Directors
Centene Corporation
7711 Carondelet Avenue
St. Louis, Missouri 63105
Re:	Centene Corporation
Ladies and Gentlemen:
We have acted as special counsel to Centene Corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an indeterminate number of shares of common stock of the Company, par value $0.001 per share (the “Securities”).
In connection herewith, we have examined and relied without independent investigation as to matters of fact upon:
(1)	the Certificate of Incorporation, as amended, of the Company;

(2)	the By-laws of the Company; and

(3)	the Registration Statement.
We have also examined and relied without independent investigation as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the Registration Statement and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing and in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that, with respect to the Securities, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance of the Securities and (b) due issuance and delivery of such Securities upon payment of the consideration therefor provided for in the definitive purchase, underwriting or similar agreement approved by the Board, such Securities will be validly issued, fully paid and nonassessable.
This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. We do not render any opinions except as set forth above.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Bryan Cave LLP